SUPPLEMENTAL INDENTURE FOR ESCROW RELEASE DATE
SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 26, 2021, by and among CURO Finance, LLC, a Delaware limited liability company (the “Temporary Notes Issuer”), to be merged with and into CURO Group Holdings Corp., a Delaware corporation (“CURO”), and TMI Trust Company, as trustee and collateral agent under the Indenture referred to below.
W I T N E S S E T H:
WHEREAS, the Temporary Notes Issuer and the Trustee executed and delivered an indenture, dated as of December 3, 2021 (the “Indenture”), providing for the issuance of an aggregate principal amount of $250,000,000 of 7.500% Senior Secured Notes due 2028 (the “Notes”) by the Temporary Notes Issuer;
WHEREAS, the Indenture provides, among other things, that the Temporary Notes Issuer shall be permitted to merge with or into CURO, provided that, among other things, CURO shall expressly assume upon any such merger, all of the obligations of Temporary Notes Issuer under the Notes and the Indenture;
WHEREAS, Temporary Notes Issuer has merged with and into CURO, with CURO continuing its existence under Delaware law, and the merger has become effective under the laws of the State of Delaware;
WHEREAS, the Indenture provides that, in order to cause the Escrow Agent to release amounts in the Escrow Account to, or as directed by, the Temporary Notes Issuer, CURO shall execute and deliver to the Trustee a supplemental indenture and become party to the Indenture;
WHEREAS, pursuant to Section 10.01 of the Indenture, the Temporary Notes Issuer and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;
WHEREAS, CURO has been duly authorized to enter into this Supplemental Indenture; and
WHEREAS, all acts, conditions, proceedings and requirements necessary to make this Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein have been duly done and performed.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, CURO and the Trustee mutually covenant and agree for the benefit of the Trustee and the Holders of the Notes as follows:

ARTICLE I
DEFINITIONS
SECTION 1.1. Definitions. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
ARTICLE II
AGREEMENTS TO BE BOUND
SECTION 2.1. Agreement to Assume Obligations. Effective upon the Escrow Release, CURO hereby agrees to unconditionally assume Temporary Notes Issuer’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of the Issuer under the Indenture.
SECTION 2.2. Agreement to be Bound. CURO hereby becomes a party to the Indenture and will have all of the rights and be subject to all of the obligations and agreements of the Indenture.
ARTICLE III
MISCELLANEOUS
SECTION 3.1. Notices. All notices and other communications provided to CURO shall be given as provided in the Indenture.
SECTION 3.2. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.
SECTION 3.3. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
SECTION 3.4. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
SECTION 3.5. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
SECTION 3.6. The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.
SECTION 3.6. Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 3.7. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CURO GROUP HOLDINGS CORP.

By:	/s/ Roger Dean
Name: Roger Dean
Title: Executive Vice President and Chief Financial Officer

TMI TRUST COMPANY

By:	/s/ Debra Schachel
Name: Debra Schachel
Title: Vice President

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